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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


                         Date of Report: April 30, 2002
                        (Date of earliest event reported)


                                    TIVO INC.
             (exact name of registrant as specified in its charter)


             Delaware                  Commission File:
   (State or other jurisdiction           000-27141              77-0463167
                                          ---------              ----------
       of incorporation or                                    (I.R.S. Employer
          organization)                                     Identification No.)



                                2160 Gold Street
                                  P.O. Box 2160
                            Alviso, California 95002
          (Address of Principal executive offices, including zip code)

                                 (408) 519-9100
                                 --------------
              (Registrant's telephone number, including area code)



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ITEM 5.  OTHER EVENTS

Agreements with America Online

     On April 30, 2002, we entered into a development and distribution agreement with America Online, Inc. ("AOL"). Under the terms of the agreement, AOL has agreed to pay us a technology development fee to develop the AOL service as a premium application on our recently announced Series2 digital video recording technology platform. AOL has already made an up front payment of $4 million under this agreement. AOL will also pay us a revenue share on subscription revenues received from users of AOL on the TiVo platform and has agreed to reimburse us for certain operating costs related to the AOL application. Under the agreement, AOL additionally has the option to purchase a non-exclusive license of our digital video recording technology. In connection with its exercise of this option, AOL would be required to pay us an upfront fee, per-unit royalties and other fees. Under the agreement, AOL has also agreed to fund certain research and development at TiVo. This new agreement supersedes, replaces and terminates the Product Integration and Marketing Agreement, dated June 9, 2000. The term of the development and distribution agreement is four years.

     Under the terms of the Investment Agreement between AOL and TiVo, dated June 9, 2000, as amended, AOL and TiVo set aside $48 million of AOL's $200 million investment to subsidize the production of a jointly developed specialized AOL-TiVo set-top box. AOL has adopted TiVo's existing Series2 platform for the deployment of the AOL application, thereby eliminating the need for funds to subsidize a specialized AOL-TiVo set-top box. Therefore, per the terms of our existing agreements, TiVo and AOL have released $48 million of the restricted funds to AOL for the repurchase of 1.6 million shares of Series A redeemable convertible preferred stock. AOL holds a remaining 1,111,861 shares of Series A convertible preferred shares. TiVo and AOL also released to TiVo the interest earned on the restricted funds, which totals approximately $4 million. Additionally, the escrow account has been terminated and all the associated rights, including the AOL net cash position test, are no longer in force.

     Because we have not included the restricted cash in our calculations of working capital available for operations, we do not expect the preferred stock repurchase to have a material affect on our business operations or financial condition.

     AOL has waived the dividends associated with its Series A convertible preferred shares, effective April 1, 2002. AOL has also agreed to convert its remaining Series A convertible preferred shares into 1,111,861 shares of common stock on September 13, 2002. AOL has agreed to additional restrictions on the sale of its TiVo securities. The new agreement, together with the Stockholders and Registration Rights Agreement dated June 9, 2000, currently subject AOL to the following restrictions: AOL must give TiVo a right of first offer on any sale of TiVo securities; AOL has limited registration rights; while AOL remains an affiliate of TiVo, it is subject to SEC volume restrictions on the sale of its unregistered stock; and once AOL is no longer an affiliate of TiVo, it will be subject to limitations on the transfer of large blocks of common shares sold other than pursuant to its registration rights.

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Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, including those pertaining to our future financial performance and business model. You can identify forward-looking statements by use of forward-looking terminology such as "believes," "anticipates," "expects," "plans," "may," "will," "intends" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Such forward-looking statements have known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Actual results could differ materially from those set forth in such forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the "Factors That May Affect Future Operating Results" and other risks detailed in our Annual Report on Form 10-K for the period ended January 31, 2002, filed with the Securities and Exchange Commission. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date of this Current Report.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       TIVO INC.

Date:  April 30, 2002                  By: /s/ David H. Courtney
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                                           David H. Courtney
                                           Chief Financial Officer and Executive
                                           Vice President, Worldwide Operations
                                           and Administration
                                           (Principal Financial and Accounting
                                           Officer)